CONSENT OF THE INDEPENDENT AUDITOR

As the independent auditor for Trading Solutions.Com, Incorporated, I hereby consent to the incorporation by reference in this Form SB2 Statement of my report, relating to the financial statements and financial statement schedules of Trading Solutions.Com, Incorporated for the period from date of inception to June 30, 1999 included of Form SB2. The report is dated July 21, 1999.